Tender for any and all Outstanding
                          8 1/2% Senior Notes due 2013
         that have not been registered under the Securities Act Of 1933 in Exchange for
                          8 1/2% Senior Notes due 2013
           that have been registered under the Securities Act of 1933 of
                            BUCKEYE TECHNOLOGIES INC.

To Registered Holders:

          We are enclosing with this letter the material listed below relating to the offer (the "Exchange Offer") by Buckeye Technologies Inc., a Delaware corporation (the "Company"), to exchange its 8 1/2% Senior Notes due 2013 (the "New Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of Buckeye's issued and outstanding 8 1/2% Senior Notes due 2013 (the "Old Notes") that have not been registered under the Securities Act, upon the terms and subject to the conditions set forth in the Prospectus dated _________, 2003, and the related Letter of Transmittal.

          Enclosed herewith are copies of the following documents:

          1. Prospectus dated _________, 2003;

          2. Letter of Transmittal;

          3. Notice of Guaranteed Delivery; and

          4. Instructions to Registered Holder and/or DTC Participant from Beneficial Owner.

          We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on __________, 2003, unless extended.

          The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

          Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to Buckeye that:

          (i) the holder has full power and authority to tender, exchange, assign and transfer the Old Notes tendered, and Buckeye will acquire good and unencumbered title to the Old Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale arrangements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the Old Notes are accepted by Buckeye,

          (ii) the New Notes being acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder of Old Notes;

          (iii) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is participating in or has an intent to participate in a distribution of the New Notes;

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

          (iv) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, has an arrangement or understanding with any other person to participate in a distribution of the New Notes; and

          (v) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is an "affiliate," as that term is defined in Rule 405 under the Securities Act, of Buckeye.

          If any of the foregoing representations and warranties are not true, then such holder of Old Notes is not eligible to participate in the Exchange Offer, cannot rely on the interpretations of the staff of the Securities and Exchange Commission in connection with the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

          If the holder of Old Notes or any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will represent and warrant to Buckeye pursuant to the Letter of Transmittal that it will deliver a prospectus in connection with any resale of New Notes. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          The enclosed Instructions to Registered Holder and/or DTC Participant from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

          Buckeye will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. Buckeye will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

          Additional copies of the enclosed material may be obtained from the undersigned.

                                                   Very truly yours,





                                                   [Exchange Agent's name]



          NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF BUCKEYE OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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